Exhibit 10.5

Execution Version

PARTY CITY HOLDCO INC.

80 Grasslands Road

Elmsford, New York 10523

March 24, 2015

Dear Mike:

This letter will confirm our understanding regarding the terms of your continued employment as the Chief Financial Officer of Party City Holdings Inc. (the “Company”) and Party City Holdco, Inc. (“Holdco”).

1. Annual Base Salary. Your annual base salary is $400,000, as may be adjusted from time to time by the board of directors of Holdco.

2. Annual Bonus. You will be eligible for an annual cash bonus (the “Annual Bonus”) consistent with the Company’s bonus plan for key executives as in effect from time to time (the “Bonus Plan”) with a target amount equal to 50% of your annual base salary and with the actual amount of the Annual Bonus, if any, to be determined by the board of directors of Holdco (or the compensation committee thereof) in accordance with the Bonus Plan. The Annual Bonus, if any, shall be paid no later than two and one-half months following the end of the calendar year to which such Annual Bonus corresponds, subject to your continued employment through the end of the calendar year to which such Annual Bonus corresponds.

3. Severance.

(a) If your employment with the Company and Holdco is terminated by the Company without Cause (as defined below), subject to your signing within 45 days of the date of your termination (and not subsequently revoking) an effective general release of claims (the “Release”) in the form attached hereto and your continued compliance with the requirements of Section 5 below, the Company will pay you: (i) (A) an amount of cash equal to your annual base salary as of the date of such termination, and (B) to the extent permitted under applicable law without penalty to the Company, an amount in cash that is sufficient on an after-tax basis to reimburse you for the portion of your COBRA premiums that is equal to the employer contributions made on your behalf as of immediately prior to such termination under the Company’s group health plans, which, in each case, shall be paid in equal installments in accordance with the Company’s regular payroll schedule over the one-year period commencing on the date of such termination, with the first payment to be paid in arrears on the 60th day following such date of termination, and (ii) the Annual Bonus you would have received based on actual performance for the Company’s fiscal year in which such termination occurs, which shall be paid to you within the first two and one-half months following the end of the calendar year to which such Annual Bonus corresponds.

(b) If your employment with the Company and Holdco terminates due to your death or the Company terminates your employment due to your Permanent Disability (as defined below), the Company will pay you: (i) the Annual Bonus you would have received based on actual performance for the Company’s fiscal year in which such termination occurs, multiplied by (ii) a fraction, the numerator of which is the number of days in the applicable fiscal year during which you were employed by the Company prior to your death or the date of termination of your employment due to Permanent Disability, as applicable, and the denominator of which is 365. Any amount payable to you under this Section 3(b) shall be paid to you within the first two and one-half months following the end of the calendar year to which such Annual Bonus corresponds. Notwithstanding anything to the contrary set forth herein, you shall not be entitled any payment pursuant to this Section 3(b) unless you (or your beneficiary previously designated in writing to the Company or, if no such beneficiary has been so designated, your estate, as applicable) have, at the written request of the Company or Holdco, executed the Release (which such form may be modified by the Company to the extent necessary to reflect execution by a person other than you) no later than forty-five (45) days following the date of termination (which period shall be sixty-five (65) days following the date of termination in the case of a termination of your employment due to your death) and shall not have revoked such release in accordance with its terms.

(c) “Cause” means (1) your conviction by a court of competent jurisdiction of a felony (excluding felonies under the Vehicle and Traffic Code of the State of New York or any similar law of another state within the United States of America); (2) any act of intentional fraud in connection with your employment with the Company; (3) any act of gross negligence or willful misconduct with respect to your employment with the Company and (4) any act of willful disobedience in violation of specific reasonable directions of the board of directors of Holdco or the Chief Executive Officer of the Company and/or Holdco consistent with your duties as the Chief Financial Officer of the Company and Holdco.

(d) “Permanent Disability” means that you (i) are unable to perform the duties of your employment by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months; (ii) are, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Company, or (iii) have been determined to be totally disabled by the Social Security Administration.

4. Term. This agreement will remain in effect for so long as you are employed by the Company or Holdco, unless earlier terminated by the mutual consent of you and the Company and Holdco.

5. Confidential Information. You shall hold in a fiduciary capacity for the benefit of the Company and Holdco all secret or confidential information, knowledge or data relating to the Company, Holdco or any company affiliated with the Company or Holdco and their respective businesses that you obtain during your employment by the Company and Holdco (whether before, during or after such employment period) and that is not public knowledge (other than as a result of your violation of this Section 5) (“Confidential Information”). You shall not communicate, divulge or disseminate Confidential Information at any time during or after your employment with the Company and Holdco, except with the prior written consent of the Company or as otherwise required by law. Promptly following your termination of employment, you shall return to the Company all property of the Company, Holdco and their respective subsidiaries and affiliates, and all copies thereof, in your possession or under your control, including, without limitation, all Confidential Information in whatever media such Confidential Information is maintained.

6. Certain Delayed Payments. If any payment or benefit hereunder constituting “nonqualified deferred compensation” subject to Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) would be subject to subsection (a)(2)(B)(i) of Section 409A (relating to payments made to “specified employees” of publicly-traded companies upon separation from service), any such payment or benefit to which you would otherwise be entitled during the six (6) month period following your separation from service will instead be provided or paid without interest on the first business day following the expiration of such six (6) month period, or if earlier, the date of your death. The term “specified employee” means an individual determined by Holdco to be a specified employee under Treasury regulation Section 1.409A-1(i).

7. Miscellaneous.

(a) This agreement is personal to you and shall not be assignable by you. This agreement shall inure to the benefit of and be enforceable by your legal representatives and heirs and successors. This agreement shall inure to the benefit of and be binding upon the Company and Holdco and their successors and assigns.

(b) Notwithstanding any other provision of this agreement, the Company and Holdco may withhold from amounts payable under this agreement all taxes that are required to be withheld by applicable laws or regulations.

(c) You acknowledge and agree that this agreement, together with the Exhibit hereto, supersedes all other agreements and understandings, both written and oral, between you and the Company, Holdco and their affiliates with respect to the subject matter hereof, including, without limitation, the letter agreement to you from Amscan Inc. dated April 28, 1997; provided, however, that this agreement shall not supersede any agreement with the Company, Holdco or any affiliate of either relating to confidentiality or any other restrictive covenant. This agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall together constitute one and the same instrument.

(d) Provisions of this agreement shall survive any termination of employment if so provided herein or if necessary or desirable to accomplish the purposes of other surviving provisions, including, without limitation, your obligations under Section 5 hereof.

(e) This agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to principles of conflict of laws. The captions of this agreement are not part of the provisions hereof and shall have no force or effect. This agreement may not be amended or modified except by a written agreement executed by the parties hereto or their respective heirs, successors and legal representatives.

[Remainder of Page Intentionally Left Blank]

By its signature below, each party agrees to the terms of this letter agreement as of the date first written above.

Party City Holdco Inc.

By:	/s/ James M. Harrison

Name:	James M. Harrison

Title:	Chief Executive Officer

Party City Holdings Inc.

By:	/s/ James M. Harrison

Name:	James M. Harrison

Title:	Chief Executive Officer

Executive

/s/ Michael Correale

Michael Correale

Exhibit A

FORM OF RELEASE OF CLAIMS

This Release of Claims is provided by me, Michael Correale, pursuant to the letter agreement between me and Party City Holdco, Inc. (the “Company”) dated as of March 24, 2015 (the “Letter Agreement”).

This Release of Claims is given in consideration of the severance benefits to be provided to me in connection with the termination of my employment under Section 3(a) or 3(b), as applicable, of the Letter Agreement (the “Separation Payments”), which are conditioned on my signing this Release of Claims and to which I am not otherwise entitled, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged. On my own behalf and that of my heirs, executors, administrators, beneficiaries, representatives and assigns, and all others connected with or claiming through me, I hereby release and forever discharge the Company from any and all causes of action, rights or claims of any type or description, known or unknown, which I have had in the past, now have or might have, through the date of my signing of this Release of Claims. This includes, without limitation, any and all causes of action, rights or claims in any way resulting from, arising out of or connected with my employment by the Company or the termination of that employment or pursuant to any federal, state or local law, regulation or other requirement, including without limitation Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the fair employment practices statutes of the state or states in which I have provided services to the Company or any other federal, state, local or foreign law, all as amended, any contracts of employment, any tort claims, or any agreements, plans or policies.

Nothing in this Release of Claims shall be construed to prohibit you from filing a charge with or participating in any investigation or proceeding conducted by the federal Equal Employment Opportunity Commission or a comparable state or local agency, except that you hereby agree to waive your right to recover monetary damages or other individual relief in any charge, complaint or lawsuit filed by you or by anyone else on your behalf.

For purposes of this Release of Claims, the word “Company” always includes the Company, Holdco, the subsidiaries and affiliates of the Company or Holdco and all of their respective past, present and future officers, directors, trustees, shareholders, employees, employee benefit plans and any of the trustees or administrators thereof, agents, general and limited partners, members, managers, investors, joint venturers, representatives, predecessors, successors and assigns, and all others connected with any of them, both individually and in their official capacities.

Excluded from the scope of this Release of Claims are any rights to benefits that were vested under the Company’s employee benefit plans on the date on which your employment with the Company terminated, in accordance with the terms of such plans.

In signing this Release of Claims, I give the Company assurance that I have returned to the Company any and all documents, materials and information related to the business, whether present or otherwise, of the Company and all keys and other property of the Company that were in my possession or control, all as required by and consistent with Section 5 of the Letter Agreement. I agree that I will not, for any purpose, attempt to access or use any computer or computer network or system of the Company, including without limitation their electronic mail systems. I further acknowledge that I have disclosed to the Company all passwords necessary or desirable to enable the Company to access all information which I have password-protected on its computer network or system.

In signing this Release of Claims, I agree that I have been paid in full all compensation due to me, whether for services rendered by me to the Company or otherwise, through the date on which my employment with the Company terminated and that, exclusive only of the Separation Payments, no further compensation of any kind shall be due to me by the Company, whether arising under the Letter Agreement or otherwise, in connection with my employment or the termination thereof. I also agree that except for any right my eligible dependents and I may have to continue participation in the Company’s health and dental plans under the federal law commonly known as COBRA, my right to participate in any employee benefit plan of the Company will be determined in accordance with the terms of such plan.

I acknowledge that my eligibility for the Separation Payments is not only contingent on my signing and returning this Release of Claims to the Company in a timely manner and not revoking it thereafter, but also is subject to my compliance with the covenants contained in the Letter Agreement.

In signing this Release of Claims, I acknowledge that I have not relied on any promises or representations, express or implied, that are not set forth expressly in this Release of Claims. I further acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), and that this waiver and release is knowing and voluntary and is being done with a full understanding of its terms. I agree that the consideration given for this waiver and release is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing as required by the ADEA that:

1. I have the right to and am advised by the Company to consult with an attorney prior to executing this Release of Claims; and I acknowledge that I have had sufficient time to consider this Release of Claims and to consult with an attorney, if I wished to do so, or to consult with any other person of my choosing before signing;

2. I may not sign this Release of Claims prior to the termination of my employment, but that I may consider the terms of this Release of Claims for up to twenty-one days (or, if the Company so instructs me in writing, for up to forty-five days) from the later of the date my employment with the Company terminates or the date I receive this Release of Claims;

3. I have seven (7) days following execution of this Release of Claims to revoke this Release of Claims; and

4. This Release of Claims shall not be effective until the revocation period has expired.

Intending to be legally bound, I have signed this Release of Claims as of the date written below.

Signature:		Date signed:

Michael Correale